EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
REPORTS RECORD OPERATING EARNINGS,
DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia -- April 27, 2004 -- AFLAC Incorporated today reported its first quarter results. Total revenues, which benefited from foreign currency translation, were $3.3 billion in the first quarter, or 16.8% higher than a year ago. Net earnings, which also reflected the stronger yen to the dollar during the quarter, were $315 million, or $.61 per diluted share, compared with $237 million, or $.45 per diluted share, a year ago.

Net earnings in the first quarter of 2004 included realized investment gains of $6 million, or $.01 per share, compared with realized investment losses of $7 million, or $.01 per diluted share, a year ago. Net earnings in the first quarter also included a gain of $11 million, or $.02 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. The impact of SFAS 133 in the first quarter of 2003 was insignificant. And net earnings in the first quarter of 2004 also reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain AFLAC Japan pension obligations to the Japanese government.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of AFLAC's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps as required by SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of AFLAC's insurance operations because realized gains and losses, the impact of SFAS 133 and nonrecurring items tend to be driven by general economic conditions and events and therefore obscure the underlying fundamentals and trends in AFLAC's insurance operations.

Operating earnings were a record $295 million, compared with $244 million a year ago. On a per-share basis, operating earnings rose 23.9% to $.57 per diluted share, compared with $.46 per share in the first quarter of 2003. Excluding the benefit of $.03 per share from the stronger yen to the dollar, operating earnings per share increased 17.4% for the quarter.

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.095 per share is payable on June 1, 2004, to shareholders of record at the close of business on May 14, 2004.

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we are very encouraged with our start in 2004. We are especially pleased that operating earnings per share growth before currency translation was in line with our annual target of a 17% increase.

"AFLAC Japan's total new annualized premium sales were in line with our expectations, but slightly below our annual objective. Total new sales rose 4.7% to 28.3 billion yen, or $264 million. Our sales results continued to benefit from the strong demand for our medical product called EVER. Sales from stand-alone medical products rose 34% in the quarter and accounted for 33% of total new sales. Sales growth was impacted in the first quarter by an expected decline in Rider MAX conversions. Excluding conversions, sales were up 7.8% in the first quarter. Sales comparisons to last year were also affected by a lower sales contribution from Dai-ichi Mutual Life. However, sales growth from our traditional sales channels rose 6.2%. We expect sales growth in the second half of the year to benefit from new promotional campaigns and product enhancements, and we believe that a 5% to 10% increase in new sales in yen is a reasonable expectation for the year.

"In the United States, total new annualized premium sales growth continued to improve. Total new annualized premium sales increased 13.8% to $292 million in the first quarter. We believe U.S. sales benefited from last year's expansion and enhancement of our sales management infrastructure, as well as newly implemented training programs. Accident/disability remained the principal contributor to new sales in the quarter, accounting for approximately 52% of first quarter sales. Sales of other products, including cancer expense, hospital indemnity coverage and dental insurance, also rose at a strong pace and were solid contributors to sales in the quarter. For the full year, our objective is a 10% to 12% increase in AFLAC U.S. sales.

"As we look ahead, we remain enthusiastic about the opportunities in the United States. The U.S. market is vast and underpenetrated. We believe we can tap into that potential by the continued expansion of our distribution system and broadening of our product line. At the same time, we expect continued solid growth in AFLAC Japan's business. We believe AFLAC's affordable products, which provide consumers with "living" benefits, are perfectly suited to the needs of an aging Japanese population.

"Our goal for 2004 is to increase operating earnings per diluted share 17% excluding the impact of the yen. For 2005 our objective is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe these financial objectives are a reasonable reflection of the growth opportunities we see in the two largest insurance markets in the world."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 294,600 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual insurance policies in force. In July 2003, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." In January 2004, AFLAC was included in Fortune magazine's list of "The 100 Best Companies to Work for" for the sixth consecutive year. Also in January 2004, AFLAC was named to Forbes magazine's "Platinum 400 List of Best Big Companies in America" for the fifth consecutive year. In March 2004, Fortune magazine included AFLAC in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

A copy of AFLAC's First Quarter Report to Shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its first quarter conference call on the investor relations page of aflac.com at 9:00 a.m. (EDT), Wednesday, April 28.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS

(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)
THREE MONTHS ENDED MARCH 31,	2004	2003	% Change

Total revenues	$3,280	$2,807	16.8%

Operating earnings	295	244	21.2
Reconciling items, net of tax:
Realized investment gains (losses)	6	(7)
SFAS 133	11	-
Japan pension obligation transfer	3	-
Net earnings	315	237	32.9

Operating earnings per share - diluted	.57	.46	23.9
Reconciling items, net of tax:
Realized investment gains (losses)	.01	(.01)
	SFAS 133.02	-
Japan pension obligation transfer	.01	-
Net earnings per share - diluted	.61	.45	35.6

Net earnings per share - basic	.62	.46	34.8

Cash dividends paid per share	.095	.07	35.7

Shares used to compute earnings per share (000):
Basic	509,924	514,565	(.9)
Diluted	519,355	524,468	(1.0)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com